CARMAX REPORTS FIRST QUARTER FISCAL 2023 RESULTS

Richmond, Va., June 24, 2022 – CarMax, Inc. (NYSE:KMX) today reported results for the first quarter ended May 31, 2022.

Highlights:

•Enabled online self-progression capabilities for all of our retail customers.

•Net revenues of $9.3 billion, up 21.0% compared with the prior year first quarter.

•Sold 427,257 units through our combined retail and wholesale channels, down 5.5% versus the prior year first quarter.
◦Retail used unit sales declined 11.0% to 240,950 vehicles, and comparable store used unit sales declined 12.7%.
◦Wholesale units increased 2.7% to 186,307 vehicles.

•Bought 362,280 vehicles from consumers and dealers, up 6.2% versus last year’s first quarter.
◦345,216 of these vehicles were from consumers, up 3.0% over last year’s record results.
◦17,064 of these vehicles were through MaxOffer, our digital appraisal product for dealers, up 183.4% over last year’s first quarter.

•Gross profit per retail used unit of $2,339, an increase of $134 versus the prior year’s first quarter, and gross profit per wholesale unit of $1,029, consistent with last year’s first quarter.

•CarMax Auto Finance (CAF) income of $204.5 million, a 15.4% year-over-year decline as the $82.2 million swing in the provision for loan losses, reflecting a more normalized environment, outweighed the effects of robust growth in CAF’s net interest margin and average managed receivables. Net interest margin improved to 7.5% of average managed receivables, up from 6.9% in the prior year’s first quarter.

•Net earnings per diluted share of $1.56, down from a record $2.63 a year ago.
◦While the decline in used sales was a key contributor, net earnings were also negatively impacted by the year-over-year swing in the provision for loan losses and a $22.2 million unrealized gain on investment in last year’s first quarter.

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CarMax, Inc.

CEO Commentary:

“While the used vehicle market environment was challenging in the first quarter, we continued to make progress on the key strategic priorities that enable CarMax to grow profitable market share, now and into the future,” said Bill Nash, president and chief executive officer. “For the past several years, our priorities and investments have focused on building a leading e-commerce platform that integrates buying and selling cars with our best-in-class store experience. All of our retail customers are now able to transact online on their own. We will now turn our efforts to further improving the experience for customers and associates by focusing on the seamlessness of our online and in-store offerings.”

First Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 427,257, a decrease of 5.5% from the prior year’s first quarter. Online retail sales(1) accounted for 11% of retail unit sales, compared with 8% in the first quarter of last year. Revenue from online transactions(2), including retail and wholesale unit sales, was $2.9 billion, or approximately 31% of net revenues, compared with 24% of net revenues in last year’s first quarter.

Total retail used vehicle unit sales declined 11.0% to 240,950 and comparable store used unit sales declined 12.7% from the prior year’s first quarter. We believe a number of macroeconomic factors weighed on our first quarter unit sales performance, including the lapping of stimulus benefits paid in the prior year period; widespread inflationary pressures, including challenges to vehicle affordability; and waning consumer confidence. Total retail used vehicle revenues increased 13.9% compared with the prior year’s first quarter due to an increase in the average retail selling price, which rose approximately $6,300 per unit, or 28.0%, partially offset by the decrease in retail used units sold. The increase in average retail selling price largely reflected higher vehicle acquisition costs resulting from strong wholesale industry valuations.

Total wholesale vehicle unit sales increased 2.7% to 186,307 versus the prior year’s first quarter as we rolled over last year’s nationwide launch of our instant offer appraisal product on carmax.com. Wholesale volume was negatively impacted by a calendar shift, which reduced auction volume when compared to the prior year as well as our decision to shift some units from wholesale to retail to meet consumer demand for lower priced vehicles. Total wholesale revenues increased 54.0% compared with the prior year’s first quarter due to the average wholesale selling price rising by more than $3,700 per unit, or 51.3%, together with the increase in wholesale units sold.

Other sales and revenues rose 8.9% compared with the first quarter of fiscal 2022, representing an increase of $14.7 million. The increase was largely driven by the consolidation of Edmunds as of June 1, 2021, as well as improvements in net third-party finance income resulting from lower Tier 3 originations. The increase was partially offset by a $17.7 million decline in extended protection plan (EPP) revenues largely reflecting the decline in retail unit sales, as well as the divestiture of our remaining new car franchise in fiscal 2022.

Gross Profit. Total gross profit was $875.4 million, down 5.3% versus last year’s first quarter. Retail used vehicle gross profit declined 5.6%, reflecting the combined effects of the decline in retail unit sales and an improvement in the related gross profit per unit, which rose $134 to $2,339.

Wholesale vehicle gross profit increased 3.1% versus the prior year’s quarter, reflecting the continued growth in wholesale unit volume and a slight increase in the related gross profit per unit, which rose $4 to $1,029.

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CarMax, Inc.

Other gross profit declined 15.1% largely reflecting a reduction in service department margins and EPP revenues, partially offset by the consolidation of Edmunds and the improvement in net third-party finance income. Service margins declined primarily due to the deleverage resulting from the decline in retail unit sales and also due to inflationary pressures.

SG&A. Compared with the first quarter of fiscal 2022, SG&A expenses increased 18.5% to $656.7 million. Contributing factors included the effect of increases in staffing and wage pressures over the past year, investments to advance our technology platforms and strategic initiatives as well as growth related costs, increases in advertising expenses and the consolidation of Edmunds. Partially offsetting these items was a reduction in share-based compensation, which largely reflected changes in the company’s share price. SG&A as a percent of gross profit was 75.0%, versus 59.9% in the prior year’s first quarter driven by the expenses noted above, combined with the decrease in sales volume.

CarMax Auto Finance.(3) CAF income decreased 15.4% to $204.5 million, driven by an $82.2 million year- over-year swing in the provision for loan losses. This year’s provision was more normalized to the pre-pandemic environment at $57.8 million compared to $24.4 million of income in the prior year’s first quarter due to favorable loan loss performance. This provision impact outweighed the effects of the robust growth in CAF’s net interest margin and average managed receivables.

As of May 31, 2022, the allowance for loan losses was 2.85% of ending managed receivables, up from 2.77% as of February 28, 2022. The increase in the allowance percentage primarily reflected the effect of the previously disclosed expansion of Tier 2 and Tier 3 originations within CAF’s portfolio.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, improved to 7.5% of average managed receivables from 6.9% in the prior year’s first quarter, due to lower funding costs with additional support from our hedging strategy. After the effect of 3-day payoffs, CAF financed 39.3% of units sold in the current quarter, compared with 43.7% in the prior year’s first quarter, largely reflecting an increase in the mix of customers utilizing outside financing.

Share Repurchase Activity. During the first quarter of fiscal 2023, we repurchased 1.6 million shares of common stock for $157.6 million pursuant to our share repurchase program. As of May 31, 2022, we had $2.62 billion remaining available for repurchase under the outstanding authorization.

Store Openings. During the first quarter of fiscal 2023, we opened one new retail location in Edison, New Jersey, our first retail store in the New York metro market. In fiscal 2023, we plan to open a total of ten new locations.

(1)    An online retail unit sale is defined as a sale where the customer completes all four of these major transactional activities remotely: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating a remote sales order.
(2)    Revenue from online transactions is defined as revenue from retail sales that qualify for an online retail sale, as well as any EPP and third-party finance contribution, wholesale sales where the winning bid was an online bid, and all revenue earned by Edmunds.
(3)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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CarMax, Inc.

Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended May 31
(In millions)	2022	2021	Change
Used vehicle sales	$7,014.5	$6,157.3	13.9%
Wholesale vehicle sales	2,116.5	1,374.4	54.0%
Other sales and revenues:
Extended protection plan revenues	116.5	134.2	(13.2)%
Third-party finance income/(fees), net	3.4	(4.6)	173.9%
Advertising & subscription revenues (1)	34.4	—	100.0%
Other	26.3	36.3	(27.3)%
Total other sales and revenues	180.6	165.9	8.9%
Total net sales and operating revenues	$9,311.6	$7,697.6	21.0%

(1)    Excludes intersegment revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended May 31
	2022	2021	Change
Used vehicles	240,950	270,799	(11.0)%
Wholesale vehicles	186,307	181,389	2.7%

Average Selling Prices

	Three Months Ended May 31
	2022	2021	Change
Used vehicles	$28,844	$22,533	28.0%
Wholesale vehicles	$10,996	$7,266	51.3%

Vehicle Sales Changes

	Three Months Ended May 31
	2022	2021
Used vehicle units	(11.0)%	100.6%
Used vehicle revenues	13.9%	121.0%

Wholesale vehicle units	2.7%	186.6%
Wholesale vehicle revenues	54.0%	300.9%

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CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended May 31
	2022	2021
Used vehicle units	(12.7)%	99.1%
Used vehicle revenues	11.6%	120.6%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended May 31
	2022	2021
CAF (2)	43.3%	46.7%
Tier 2 (3)	25.2%	22.8%
Tier 3 (4)	7.1%	10.0%
Other (5)	24.4%	20.5%
Total	100.0%	100.0%

(1)     Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent approximately 1% of total used units sold.
(3)     Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)     Third-party finance providers to whom we pay a fee.
(5)     Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended May 31
(In millions)	2022	% (1)	2021	% (1)
Net sales and operating revenues	$9,311.6	100.0	$7,697.6	100.0
Gross profit	$875.4	9.4	$924.5	12.0
CarMax Auto Finance income	$204.5	2.2	$241.7	3.1
Selling, general, and administrative expenses	$656.7	7.1	$554.1	7.2
Interest expense	$28.8	0.3	$20.5	0.3
Earnings before income taxes	$336.6	3.6	$567.3	7.4
Net earnings	$252.3	2.7	$436.8	5.7

(1)Calculated as a percentage of net sales and operating revenues.

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CarMax, Inc.

Gross Profit (1)

	Three Months Ended May 31
(In millions)	2022	2021	Change
Used vehicle gross profit	$563.5	$597.0	(5.6)%
Wholesale vehicle gross profit	191.7	185.8	3.1%
Other gross profit	120.2	141.7	(15.1)%
Total	$875.4	$924.5	(5.3)%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended May 31
	2022		2021
	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit	$2,339	8.0	$2,205	9.7
Wholesale vehicle gross profit	$1,029	9.1	$1,025	13.5
Other gross profit	$499	66.6	$523	85.4

(1)    Amounts are net of intercompany eliminations. Those eliminations had the effect of increasing used vehicle gross profit per unit and wholesale vehicle gross profit per unit and decreasing other gross profit per unit by immaterial amounts.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended May 31
(In millions)	2022	2021	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$345.3	$284.2	21.5%
Share-based compensation expense	22.2	38.4	(42.1)%
Total compensation and benefits (2)	$367.5	$322.6	13.9%
Occupancy costs	65.8	50.6	30.2%
Advertising expense	88.9	72.5	22.7%
Other overhead costs (3)	134.5	108.4	24.0%
Total SG&A expenses	$656.7	$554.1	18.5%
SG&A as % of gross profit	75.0%	59.9%	15.1%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, insurance, preopening and relocation costs, charitable contributions, travel and other administrative expenses.

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CarMax, Inc.

Components of CAF Income and Other CAF Information

	Three Months Ended May 31
(In millions)	2022	% (1)	2021	% (1)
Interest margin:
Interest and fee income	$346.7	8.8	$310.3	8.8
Interest expense	(48.8)	(1.2)	(65.8)	(1.9)
Total interest margin	297.9	7.5	244.5	6.9
Provision for loan losses	(57.8)	(1.5)	24.4	0.7
Total interest margin after provision for loan losses	240.1	6.1	268.9	7.6
Total direct expenses	(35.6)	(0.9)	(27.2)	(0.8)
CarMax Auto Finance income	$204.5	5.2	$241.7	6.8

Total average managed receivables	$15,817.0		$14,148.7
Net loans originated	$2,446.8		$2,483.4
Net penetration rate	39.3%		43.7%
Weighted average contract rate	9.0%		9.0%

Ending allowance for loan losses	$458.2		$379.5

Warehouse facility information:
Ending funded receivables	$3,629.9		$2,856.9
Ending unused capacity	$1,770.1		$1,068.1

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended May 31
(In millions except per share data)	2022	2021	Change
Net earnings	$252.3	$436.8	(42.2)%
Diluted weighted average shares outstanding	161.8	166.3	(2.7)%
Net earnings per diluted share	$1.56	$2.63	(40.7)%

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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, June 24, 2022. Domestic investors may access the call at 1-800-289-0720 (international callers dial 1-323-701-0160). The conference I.D. for both domestic and international callers is 3170513. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through September 28, 2022, or via telephone (for approximately one week) by dialing 1-888-203-1112 (or 1-719-457-0820 for international access) and entering the conference ID 3170513.

Second Quarter Fiscal 2023 Earnings Release Date

We currently plan to release results for the second quarter ending August 31, 2022, on Thursday, September 29, 2022, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early September 2022.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. CarMax also provides a variety of vehicle delivery methods, including home delivery, express pickup and appointments in its stores. During the fiscal year ended February 28, 2022, CarMax sold approximately 924,000 used vehicles and 706,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated more than $9 billion in receivables during fiscal 2022, adding to its nearly $16 billion portfolio. CarMax has more than 230 stores, more than 30,000 associates, and is proud to have been recognized for 18 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to making a positive impact on people, communities and the environment. Learn more in the 2022 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, inventory, market share, financial targets, revenue, margins, expenses, liquidity, loan originations, capital expenditures, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
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CarMax, Inc.

•The effect and consequences of the Coronavirus public health crisis on matters including U.S. and local economies; our business operations and continuity; the availability of corporate and consumer financing; the health and productivity of our associates; the ability of third-party providers to continue uninterrupted service; and the regulatory environment in which we operate.
•Changes in general or regional U.S. economic conditions, including the potential impact of Russia’s invasion of Ukraine.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Our inability to realize the benefits associated with our omni-channel initiatives and strategic investments.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•Significant changes in prices of new and used vehicles.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•Factors related to the regulatory and legislative environment in which we operate.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•The failure of or inability to sufficiently enhance key information systems.
•The performance of the third-party vendors we rely on for key components of our business.
•The effect of various litigation matters.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The failure or inability to realize the benefits associated with our strategic transactions.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The volatility in the market price for our common stock.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2022, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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CarMax, Inc.

Contacts:

Investors:
    David Lowenstein, Assistant Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended May 31
(In thousands except per share data)	2022	%(1)	2021	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$7,014,490	75.3	$6,157,344	80.0
Wholesale vehicle sales	2,116,517	22.7	1,374,357	17.9
Other sales and revenues	180,614	1.9	165,898	2.2
NET SALES AND OPERATING REVENUES	9,311,621	100.0	7,697,599	100.0
COST OF SALES:
Used vehicle cost of sales	6,451,010	69.3	5,560,337	72.2
Wholesale vehicle cost of sales	1,924,850	20.7	1,188,513	15.4
Other cost of sales	60,370	0.6	24,240	0.3
TOTAL COST OF SALES	8,436,230	90.6	6,773,090	88.0
GROSS PROFIT	875,391	9.4	924,509	12.0
CARMAX AUTO FINANCE INCOME	204,473	2.2	241,731	3.1
Selling, general and administrative expenses	656,740	7.1	554,069	7.2
Depreciation and amortization	55,648	0.6	49,890	0.6
Interest expense	28,775	0.3	20,534	0.3
Other expense (income)	2,099	—	(25,577)	(0.3)
Earnings before income taxes	336,602	3.6	567,324	7.4
Income tax provision	84,337	0.9	130,568	1.7
NET EARNINGS	$252,265	2.7	$436,756	5.7
WEIGHTED AVERAGE COMMON SHARES:
Basic	160,298		163,151
Diluted	161,798		166,295
NET EARNINGS PER SHARE:
Basic	$1.57		$2.68
Diluted	$1.56		$2.63

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	May 31	February 28	May 31
(In thousands except share data)	2022	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$95,313	$102,716	$377,954
Restricted cash from collections on auto loans receivable	531,344	548,099	549,578
Accounts receivable, net	610,587	560,984	413,219
Inventory	4,691,085	5,124,569	3,248,849
Other current assets	189,638	212,922	101,005
TOTAL CURRENT ASSETS	6,117,967	6,549,290	4,690,605
Auto loans receivable, net	15,672,605	15,289,701	14,159,044
Property and equipment, net	3,258,614	3,209,068	3,076,173
Deferred income taxes	91,305	120,931	138,487
Operating lease assets	533,355	537,357	453,851
Goodwill	141,258	141,258	653
Other assets	523,590	490,659	314,076
TOTAL ASSETS	$26,338,694	$26,338,264	$22,832,889

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,066,922	$937,717	$1,058,005
Accrued expenses and other current liabilities	489,619	533,271	401,043
Accrued income taxes	18,365	—	96,624
Current portion of operating lease liabilities	44,384	44,197	30,836
Current portion of long-term debt	111,517	11,203	10,210
Current portion of non-recourse notes payable	520,944	521,069	496,669
TOTAL CURRENT LIABILITIES	2,251,751	2,047,457	2,093,387
Long-term debt, excluding current portion	2,569,751	3,255,304	1,320,208
Non-recourse notes payable, excluding current portion	15,218,229	14,919,715	13,840,787
Operating lease liabilities, excluding current portion	519,818	523,269	446,497
Other liabilities	378,508	357,080	428,529
TOTAL LIABILITIES	20,938,057	21,102,825	18,129,408

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 159,613,860 and 161,053,983 shares issued and outstanding as of May 31, 2022 and February 28, 2022, respectively	79,807	80,527	81,401
Capital in excess of par value	1,678,172	1,677,268	1,527,876
Accumulated other comprehensive income (loss)	5,892	(46,422)	(115,754)
Retained earnings	3,636,766	3,524,066	3,209,958
TOTAL SHAREHOLDERS’ EQUITY	5,400,637	5,235,439	4,703,481
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,338,694	$26,338,264	$22,832,889

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended May 31
(In thousands)	2022	2021
OPERATING ACTIVITIES:
Net earnings	$252,265	$436,756
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	70,473	62,356
Share-based compensation expense	22,443	41,074
Provision for loan losses	57,840	(24,375)
Provision for cancellation reserves	31,719	34,128
Deferred income tax provision	11,561	24,751
Other	5,342	(21,037)
Net (increase) decrease in:
Accounts receivable, net	(49,603)	(174,149)
Inventory	433,484	(91,690)
Other current assets	73,315	(9,873)
Auto loans receivable, net	(440,744)	(644,850)
Other assets	(15,154)	(2,853)
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	105,445	315,784
Other liabilities	(27,434)	(57,905)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	530,952	(111,883)
INVESTING ACTIVITIES:
Capital expenditures	(94,808)	(59,145)
Proceeds from sale of business	—	617
Purchases of investments	(4,380)	(4,701)
Sales and returns of investments	150	86
NET CASH USED IN INVESTING ACTIVITIES	(99,038)	(63,143)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt	1,043,100	388,600
Payments on long-term debt	(1,629,024)	(391,235)
Cash paid for debt issuance costs	(3,940)	(3,910)
Payments on finance lease obligations	(2,925)	(2,789)
Issuances of non-recourse notes payable	3,569,605	3,610,819
Payments on non-recourse notes payable	(3,272,242)	(3,014,131)
Repurchase and retirement of common stock	(162,974)	(133,838)
Equity issuances	3,443	21,589
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(454,957)	475,105
(Decrease) increase in cash, cash equivalents, and restricted cash	(23,043)	300,079
Cash, cash equivalents, and restricted cash at beginning of year	803,618	771,947
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$780,575	$1,072,026

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